8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley Co-Chief Executive Officer

CONTACT:	Miller Industries, Inc. J. Vincent Mish, Chief Financial Officer (423) 238-4171 Frank Madonia, General Counsel (423) 238-4171 FD Investor Contact: Eric Boyriven (212) 850-5600

MILLER INDUSTRIES REPORTS 2007 FIRST QUARTER RESULTS

CHATTANOOGA, Tennessee, May 8, 2007 - Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the quarter ended March 31, 2007.
For the first quarter of 2007, net sales were $114.0 million, an increase of 22.0% compared with $93.4 million in the first quarter of 2006. Income before taxes rose 24.5% to $8.4 million from $6.7 million in the first quarter of 2006. As previously announced, in the first quarter of 2007 the Company returned to a normalized effective tax rate, which was 35.6% compared to 12.5% in the prior year period. First quarter 2007 net income was $5.4 million, or $0.46 per diluted share, compared with net income in the first quarter of 2006 of $5.9 million, or $0.51 per diluted share.
Costs of operations in the first quarter of 2007 were $97.8 million, compared to $79.3 million in the prior period. Gross profit for the first quarter of 2007 rose 14.9% to $16.3 million from $14.1 million in the first quarter of 2006. As a percentage of net sales, gross margin in the 2007 first quarter was 14.3%, the same as the 2006 fourth quarter, versus 15.1% in the comparable prior year period.
For the first quarter of 2007, selling, general and administrative expenses were $7.2 million versus $6.6 million in the prior year period. As a percentage of net sales, selling, general and administrative expenses were 6.3% for the first quarter of 2007 versus 7.0% in the year ago period.
For the 2007 first quarter, the Company reported operating income (earnings before interest and taxes) of $9.1 million, or 8.0% of net sales, an increase of 20.2% over the $7.6 million, or 8.1% of net sales, recorded in the first quarter of 2006.
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MILLER INDUSTRIES REPORTS 2007 FIRST QUARTER RESULTS	PAGE 2

Interest expense for the Company in the first quarter of 2007 was $712,000, compared to $834,000 in the first quarter of 2006. Total senior and junior debt at March 31, 2007, was approximately $9.6 million, down from $9.9 million at December 31, 2006, and $15.9 million at March 31, 2006. Additionally, on May 7, 2007, the independent members of the Company’s Board of Directors, in conjunction with the Company’s Senior lender, approved the use of $5 million to pay off the remainder of the Company’s Junior debt.
“We are pleased with our start to 2007, which continues to reflect the solid level of sales and profitability that we have seen in recent periods,” stated Jeffrey I. Badgley, President and Co-CEO of the Company.  “We have recently secured an add-on order for 62 small wreckers for the military under our existing contract and a new order for 80 small wreckers for a municipality. As anticipated, we will complete work on the orders for the city of New York and DataPath in the second quarter.”
Mr. Badgley continued, “With the light duty wrecker facility upgrade completed, we continued work on modernizing our heavy-duty wrecker facility, which remains on schedule for completion this year, and continued to fund this effort out of our strong cash flow. We continue to review our facilities both domestically and abroad to determine where additional modernization and expansion activities may be appropriate.”
Mr. Badgley concluded, “We have made preparations for our Florida trade show this week and are excited about the opportunity to showcase our new product developments and enhancements, which include a newly designed car carrier body, a new medium duty wrecker body and a four winch accessory option for our 75 ton rotator. Overall, it was a good start to 2007 and we look forward to our prospects for another successful year.”

In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, May 9, 2007, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:
http://www.videonewswire.com/event.asp?id=39578

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 16, 2007. The replay number is (800) 642-1687, Passcode 7963164.
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MILLER INDUSTRIES REPORTS 2007 FIRST QUARTER RESULTS	PAGE 3

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties include risks related to the cyclical nature of our industry, general economic conditions and the economic health of our customers; our dependence on outside suppliers of raw materials and increases in the cost of aluminum, steel, petroleum-related products and other raw materials; and those risks discussed in the Company’s filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2006, which discussion is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
	(Unaudited)
			%
	2007	2006	Change
NET SALES	$114,003	$93,436	22.0%

COSTS AND EXPENSES:

COST OF OPERATIONS	97,752	79,291	23.3%

SELLING, GENERAL AND	7,162	6,584	8.8%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	712	834	-14.6%

TOTAL COSTS AND EXPENSES	105,626	86,709	21.8%

INCOME BEFORE TAXES	8,377	6,727	24.5%

INCOME TAX PROVISION	2,982	844	253.3%

NET INCOME	$5,395	$5,883	-8.3%

BASIC INCOME PER COMMON SHARE	$0.47	$0.52	-9.6%

DILUTED INCOME PER COMMON SHARE	$0.46	$0.51	-9.8%
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,521	11,309	1.9%
DILUTED	11,651	11,598	0.5%